EXHIBIT 10-39

                           EMPLOYMENT AGREEMENT

         This AMENDED AND RESTATED EMPLOYMENT AGREEMENT, dated as of April 23, 1999 (the "Agreement"), by and among Energy East Corporation, a New York corporation ("Energy East"), New York State Electric & Gas Corporation, a New York corporation (the "Company") and Michael I. German (the "Executive"), amends and restates that certain Employment Agreement dated March 1, 1998, between the Company and the Executive, as previously amended and restated.

         The Board of Directors of Energy East and the Board of Directors of the Company desire to provide for the employment of the Executive as a member of the management of Energy East and the Company, in the best interest of Energy East and its shareholders. The Executive is willing to commit himself to serve Energy East and the Company, on the terms and conditions herein provided.

         In order to effect the foregoing, Energy East, the Company and the Executive wish to enter into an employment agreement on the terms and conditions set forth below. Accordingly, in consideration of the premises and the respective covenants and agreements of the parties herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

         1.         Defined Terms.  The definitions of
capitalized terms used in this Agreement, unless otherwise defined herein, are provided in the last Section hereof.

         2. Employment. Energy East and the Company hereby agree to employ the Executive, and the Executive hereby agrees to serve Energy East and the Company, on the terms and conditions set forth herein, during the term of this Agreement (the "Term").

         3. Term of Agreement. The Term will commence on March 1, 1998 and end on February 28, 2001, unless further extended as hereinafter provided. Commencing on March 1, 1999 and each March 1 thereafter, the Term of this Agreement shall automatically be extended for one (1) additional year unless, not later than the November 30 immediately preceding each such March
1, Energy East   (upon authorization by the Board) or the
Executive shall have given notice not to extend this Agreement; provided, however, if a Change-in-Control shall have occurred during the Term of this Agreement, Sections 5.4, 6, 7 and 10 through 20 of this Agreement and the second paragraph of Section
5.2 of this Agreement shall continue in effect until at least the end of the Change-in-Control Protective Period (whether or not the Term of the Agreement shall have expired for other purposes).

         4. Position and Duties. The Executive shall serve as Senior Vice President of Energy East and as President and Chief Operating Officer of the Company and shall have such responsibilities, duties and authority that are consistent with such positions as may from time to time be assigned to the Executive by the Board or by the NYSEG Board. The Executive shall devote substantially all his working time and efforts to the business and affairs of Energy East and the Company; provided, however, that the Executive may also serve on the boards of directors or trustees of other companies and organizations, as long as such service does not substantially interfere with the performance of his duties hereunder.

         5.         Compensation and Related Matters.

                  5.1 Base Salary. The Company shall pay the Executive a base salary ("Base Salary") during the period of the Executive's employment hereunder, which shall be at an initial rate of Four Hundred Twenty-Five Thousand Dollars ($425,000.00) per annum. The Base Salary shall be paid in substantially equal bi-weekly installments, in arrears. The Base Salary may be discretionarily increased by the Board from time to time as the Board deems appropriate in its reasonable business judgment. The Base Salary in effect from time to time shall not be decreased during the Term. During the period of the Executive's employment hereunder, the Board shall make an annual review of the Executive's compensation.

                  Compensation of the Executive by Base Salary payments shall not be deemed exclusive and shall not prevent the Executive from participating in any other compensation or benefit plan of Energy East or the Company. The Base Salary payments (including any increased Base Salary payments) hereunder shall not in any way limit or reduce any other obligation of Energy East or the Company hereunder, and no other compensation, benefit or payment hereunder shall in any way limit or reduce the obligation of the Company to pay the Executive's Base Salary hereunder.

                  5.2 Benefit Plans. The Executive shall be entitled to participate in or receive benefits under any "employee benefit plan" (as defined in section 3(3) of the Employee Retirement Income Security Act of 1974, as amended from time to time ("ERISA")) or employee benefit arrangement made available by Energy East or the Company now or during the period of the Executive's employment hereunder to their executives and key management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements; provided, however, that there shall be no duplication of the benefits created by this Agreement. The Executive's participation in such employee benefit plans and arrangements shall be on an appropriate level, as determined by the Board or the NYSEG Board, as appropriate.

                  Notwithstanding any provision of the Company's Supplemental Executive Retirement Plan (or any successor plan) that may be to the contrary, if the Executive's service with Energy East or the Company from December 5, 1994 exceeds five full years, there shall be paid to the Executive under the Company's Supplemental Executive Retirement Plan (or any successor plan) an amount that shall be determined by giving the Executive, for purposes of that plan, service credit for three years of service for each of the Executive's actual years of service. Additionally, if the Executive Retires from the Company or Energy East subsequent to July 13, 2010, the amount to be paid to the Executive under the Company's Supplemental Executive Retirement Plan (or any successor plan) shall be determined by deeming the Executive's "highest three years of earnings within the last ten years of employment" for purposes of that plan to be equal to the Executive's Base Salary at the rate in effect at the time he Retires.

                  5.3         Expenses.  Upon presentation of
reasonably adequate documentation to the Company, the Executive shall receive prompt reimbursement from the Company for all reasonable and customary business expenses incurred by the Executive in accordance with the Company policy in performing services hereunder. The Company agrees to reimburse the Executive for any expenses he incurs in moving himself and his family from Binghamton, New York to any state in the Northeast.

                  5.4         Vacation.  The Executive shall be
entitled to five (5) weeks of vacation during each year of this Agreement, or such greater period as the Board shall approve, without reduction in salary or other benefits.

         6.    Compensation Related to Disability or Termination
               (Other Than Certain Post-Termination Payments).

                  6.1 During the Term of this Agreement (or, if later, at any time prior to the end of the Change-in-Control Protective Period), during any period that the Executive fails to perform the Executive's full-time duties with Energy East or the Company as a result of incapacity due to physical or mental illness, the Company shall pay the Executive's Base Salary to the Executive at the rate in effect at the commencement of any such period, together with all compensation and benefits payable to the Executive under the terms of any compensation or benefit plan, program or arrangement maintained by Energy East or the Company during such period, until the Executive's employment is terminated by Energy East for Disability; provided, however, that such Base Salary payments shall be reduced by the sum of the amounts, if any, payable to the Executive at or prior to the time of any such Base Salary payment under disability benefit plans of Energy East or the Company or under the Social Security disability insurance program, which amounts were not previously applied to reduce any such Base Salary payment. Subject to Sections 7, 8, 9 and 10 hereof, after completing the expense reimbursements required by Section 5.3 hereof and making the payments and providing the benefits required by this Section 6.1, Energy East and the Company shall have no further obligations to the Executive under this Agreement.

                  6.2  If the Executive's employment shall be
terminated for any reason during the Term of this Agreement (or, if later, prior to the end of the Change-in-Control Protective Period), the Company shall pay the Executive's Base Salary (to the Executive or in accordance with Section 14.2 if the Executive's employment is terminated by his death) through the Date of Termination at the rate in effect at the time the Notice of Termination is given, together with all compensation and benefits payable to the Executive through the Date of Termination under the terms of any compensation or benefit plan, program or arrangement maintained by Energy East or the Company during such period. Subject to Sections 6.1, 7, 8, 9 and 10 hereof, after completing the expense reimbursements required by Section 5.3 hereof and making the payments and providing the benefits required by this Section 6.2, Energy East and the Company shall have no further obligations to the Executive under this Agreement.

         7.Normal Post-Termination Payments Upon Termination of
          Employment. If the Executive's employment shall be terminated for any reason during the Term of this Agreement (or, if later, prior to the end of the Change-in-Control Protective Period), the Company shall pay the Executive's normal post-termination compensation and benefits to the Executive as such payments become due. Subject to Section 10.1 hereof and the second paragraph of Section 5.2 hereof, such post-termination compensation and benefits shall be determined under, and paid in accordance with, Energy East's or the Company's retirement, insurance and other compensation or benefit plans, programs and arrangements (other than this Agreement).

         8.Termination of Employment (During the Term and Prior to a Change-in-Control) by Energy East
           Without Cause. If Energy East shall terminate the Executive's employment during the Term and prior to a Change-in-Control, without Cause (and not for Disability or in connection with the Executive's Retirement or the Executive's death), then in lieu of any further salary payments to the Executive for periods subsequent to the Date of Termination, the Company shall pay to the Executive, within the five days immediately following the Date of Termination, or as otherwise contemplated by Section 10 hereof, severance payments equal to, and on terms analogous to, those that are due under Section 10 hereof upon a termination of the Executive's employment that results in payments being due under Section 10 hereof. If Energy East gives notice to the Executive pursuant to Section 3 hereof not to extend this Agreement, it shall be deemed to be a termination of the Executive's employment without Cause.

         9.Post-Termination Continuation of Welfare Benefit
           Plan Coverage.  Except as otherwise provided in
Section 10.1 hereof, if the termination of the Executive's employment is described in Section 8 hereof, Energy East and the Company shall maintain in full force and effect, for the continued benefit of the Executive for the number of years (including partial years) remaining in the Term, each "employee welfare benefit plan" (as described in Section 3(1) of ERISA) in which the Executive was entitled to participate immediately prior to the Date of Termination, provided that the Executive's continued participation is possible under the general terms and provisions of such plans. In the event that the Executive's participation in any such plan is barred, the Company shall arrange to provide the Executive with benefits substantially similar to those which the Executive would otherwise have been entitled to receive under the plan from which his continued participation is barred.

         10.   Severance Payments.

                  10.1 The Company shall pay the Executive the payments described in this Section 10.1 (the "Severance Payments") upon the termination of the Executive's employment following a Change-in-Control and prior to the end of the Change-in-Control Protective Period, in addition to the payments and benefits described in Sections 6 and 7 hereof, unless such termination is (i) by Energy East for Cause, (ii) by reason of death, Disability or Retirement, or (iii) by the Executive without Good Reason. For purposes of the immediately preceding sentence, if a termination of the Executive's employment occurs prior to a Change-in-Control, but following a Potential Change-in-Control in which a Person has entered into an agreement with Energy East the consummation of which will constitute a Change-in-Control, such termination shall be deemed to have followed a Change-in-Control and to have been (i) by Energy East without Cause, if the Executive's employment is terminated without Cause at the direction of such Person, or (ii) by the Executive with Good Reason, if the Executive terminates his employment with Good Reason and the act (or failure to act) which constitutes Good Reason occurs following such Potential Change-in-Control and at the direction of such Person.

              (A) In lieu of any further salary payments to the Executive for periods subsequent to the Date of Termination, and in lieu of any severance benefit otherwise payable to the Executive, the Company shall pay to the Executive a lump sum severance payment, in cash, equal to three (3) times the sum of:

             (i) the higher of the Executive's annual Base Salary in effect immediately prior to the occurrence of the event or circumstance upon which the Notice of Termination is based or the Executive's annual Base Salary in effect immediately prior to the Change-in-Control, and

             (ii)   the incentive compensation award the
                    Executive would have received under the
                    Annual Executive Incentive Plan, or any
                    successor annual executive incentive
                    compensation plan, for the year in which the Date of Termination occurs, calculated in accordance with Article XI (A) (iii) of the Annual Executive Incentive Plan or any comparable provision in any successor annual executive incentive compensation plan, without, however, giving effect to any pro-rata adjustments contained in said provisions.

              (B)    Notwithstanding any provision of the
     Company's Annual Executive Incentive Plan, or any successor annual executive incentive compensation plan, the Company shall pay to the Executive a lump sum amount, in cash, equal to the sum of (i) any incentive compensation which has been allocated or awarded to the Executive for a completed fiscal year preceding the Date of Termination under the Annual Executive Incentive Plan, or any successor annual executive incentive compensation plan, but has not yet been either (x) paid (pursuant to Section 6.2 hereof or otherwise) or (y) deferred pursuant to the Deferred Compensation Plan for Salaried Employees, and (ii) a pro-rata portion to the Date of Termination of the aggregate value of any contingent incentive compensation award to the Executive for any uncompleted fiscal year under the Annual Executive Incentive Plan or any successor annual executive incentive compensation plan, calculated as to each such award in accordance with Article XI (A) (iii) of the Annual Executive Incentive Plan or any comparable provision in any successor annual executive incentive compensation plan.

              (C) The second paragraph of Section 5.2 hereof shall be inapplicable, and notwithstanding any provision of the Company's Supplemental Executive Retirement Plan (or any successor Plan) that may be to the contrary, the Company shall pay to the Executive under the Company's Supplemental Executive Retirement Plan (or any successor plan) an amount that shall be determined by (i) deeming the Executive (a) to have 40 years of service credit, for purposes of that plan,
     (b) to be at least 60 years of age and (c) to be a "Key Person" as defined in, and for all purposes under, that plan and (ii) deeming the Executive's "highest three years of earnings within the last ten years of employment" for purposes of that plan to be equal to the higher of the Executive's Base Salary as determined pursuant to Section 10.1(A)(i) hereof; and such benefits shall be determined without regard to any amendment to the Company's Supplemental Executive Retirement Plan (or any successor plan) made subsequent to a Change-in-Control and on or prior to the Date of Termination, which amendment adversely affects in any manner the computation of retirement benefits thereunder.

              Notwithstanding any provision in the Company's Supplemental Executive Retirement Plan (or any successor plan) that may be to the contrary, the benefits otherwise payable to the Executive pursuant to this Section 10.1(C) shall be paid to the Executive in a lump sum payment that is equal in amount to the present value (calculated under generally accepted actuarial methods that are consistent with the actuarial methods used in producing the tables of Appendix A of the Company's Retirement Benefit Plan (or any successor plan)) of such benefits and such payment shall be in lieu of any payments to which the Executive otherwise would have been entitled under the Company's Supplemental Executive Retirement Plan (or any successor plan) and shall satisfy any obligations that the Company would otherwise have to the Executive under the Company's Supplemental Executive Retirement Plan (or any successor plan). Such lump sum payment shall be paid to the Executive no later than the due date of the first payment otherwise due to the Executive under the Company's Supplemental Executive Retirement Plan (or any successor plan).

              Notwithstanding the immediately preceding paragraph of this Section 10.1(C), the Executive may elect to have the benefits otherwise payable to the Executive pursuant to this
     Section 10.1(C) be paid to the Executive in the manner provided for under the Company's Supplemental Executive Retirement Plan (or any successor plan) and such method of payment shall be in lieu of a lump sum payment. The Executive shall make such election by sending a letter to the Company in which he states that he has decided to make such election. The election shall not be effective unless the letter is received by the Company (i) at least 60 days prior to the day (the "Change-in-Control Day") that the Change-in-Control, or Potential Change-in-Control, that gives rise to the applicability of Section 10.1(C) occurs and (ii) prior to the first day of the calendar year in which the Change-in-Control Day occurs. The Executive shall have the right to revoke any such election by sending a letter to the Company in which he states that he has decided to revoke such election. The revocation of such election shall not be effective unless the letter is received by the Company (i) at least 60 days prior to the Change-in-Control Day and (ii) prior to the first day of the calendar year in which the Change-in-Control Day occurs. If the Executive revokes an election, he can make a new election (in the manner, and subject to the timing requirements, set forth in this paragraph), and he can revoke any such new election (in the manner, and subject to the timing requirements, set forth in this paragraph).

              (D) For a thirty-six (36) month period after the Date of Termination, the Company shall arrange to provide the Executive with life, disability, accident and health insurance benefits substantially similar to those which the Executive is receiving immediately prior to the Notice of Termination (without giving effect to any reduction in such benefits subsequent to a Change-in-Control if the Executive terminated his employment for Good Reason or was terminated without Cause). Benefits otherwise receivable by the Executive pursuant to this Section 10.1(D) shall be reduced to the extent comparable benefits are actually received by or made available to the Executive without cost during the thirty-six (36) month period following the Executive's termination of employment (and any such benefits actually received by the Executive shall be reported to Energy East by the Executive). If the benefits provided to the Executive under this Section 10.1(D) shall result in a Gross-Up Payment pursuant to Section 10.2, and these Section 10.1(D) benefits are thereafter reduced pursuant to the immediately preceding sentence because of the receipt of comparable benefits, the Gross-Up Payment shall be recalculated so as to reflect that reduction, and the Executive shall refund to the Company an amount equal to any calculated reduction in the Gross-Up Payment, but only if, and to the extent, the Executive receives a refund of any Excise Tax previously paid by the Executive pursuant to
     Section 10.2 hereof.

                  10.2 (A) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by Energy East or the Company to or for the benefit of the Executive on account of a Change-in-Control, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a "Payment"), would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment ("Gross-Up Payment") in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

                           (B)  Subject to the provisions of
Section 10.2(C) hereof, all determinations required to be made under this Section 10.2, including whether a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be used in arriving at such determinations, shall be made by Energy East's principal outside accounting firm (the "Accounting Firm") which shall provide detailed supporting calculations both to the Board and the Executive within fifteen
(15) business days of the Date of Termination and/or such earlier date(s) as may be requested by Energy East or the Executive (each such date and the Date of Termination shall be referred to as a "Determination Date", for purposes of this Section 10.2(B) and
Section 10.3 hereof). All fees and expenses of the Accounting Firm shall be borne solely by the Company. The initial Gross-Up Payment, if any, as determined pursuant to this Section 10.2(B), shall be paid by the Company to the Executive within five (5) days of the receipt of the Accounting Firm's determination. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall furnish the Executive with a written opinion that failure to report the Excise Tax on the Executive's applicable federal income tax return would not result in the imposition of a negligence or similar penalty. Any determination by the Accounting Firm under this Section 10.2(B) shall be binding upon Energy East, the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that Energy East exhausts its remedies pursuant to Section 10.2(C) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

                            (C)  The Executive shall notify
Energy East in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of an Underpayment. Such notification shall be given as soon as practicable but no later than ten (10) business days after the Executive is informed in writing of such claim and shall apprise Energy East of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the thirty
(30) day period following the date on which he gives such notice to Energy East (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If Energy East notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

             (i) give Energy East any information reasonably requested by Energy East relating to such claim,

             (ii)   take such action in connection with
                    contesting such claim as Energy East shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by Energy East,

             (iii) cooperate with Energy East in good faith in order effectively to contest such claim, and

             (iv) permit Energy East to participate in any proceeding relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 10.2(C), Energy East shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as Energy East shall determine; provided, however, that if Energy East directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax, including interest or penalties with respect thereto, imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, Energy East's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

                           (D)  If, after the receipt by the
Executive of an amount advanced by the Company pursuant to
Section 10.2(C) hereof, the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to Energy East's and the Company's complying with the requirements of Section 10.2(C) hereof) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 10.2(C) hereof, a determination is made that the Executive shall not be entitled to any refund with respect to such claim and Energy East does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid.

                  10.3 The payments provided for in Section 10.1 hereof (other than Section 10.1(C) and (D)) shall be made not later than the fifth day following each Determination Date, provided, however, that if the amounts of such payments cannot be finally determined on or before such day, the Company shall pay to the Executive on such day an estimate, as determined by the Executive, of the minimum amount of such payments to which the Executive is clearly entitled and shall pay the remainder of such payments (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) as soon as the amount thereof can be determined but in no event later than the thirtieth (30th) day after each Determination Date. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to the Executive, payable on the fifth (5th) business day after demand by the Company (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code).

                  10.4  The Company also shall pay to the
Executive all legal fees and expenses incurred by the Executive as a result of a termination which entitles the Executive to the Severance Payments (including all such fees and expenses, if any, incurred in disputing any such termination or in seeking in good faith to obtain or enforce any benefit or right provided by this Agreement or in connection with any tax audit or proceeding to the extent attributable to the application of Section 4999 of the Code to any payment or benefit provided hereunder). Such payments shall be made within five (5) business days after delivery of the Executive's written requests for payment accompanied with such evidence of fees and expenses incurred as Energy East reasonably may require.

         11.         Termination Procedures.

                  11.1 Notice of Termination. During the Term of this Agreement (and, if longer, until the end of the Change-in-Control Protective Period), any purported termination of the Executive's employment (other than by reason of death) shall be communicated by written Notice of Termination from one party hereto to the other party hereto in accordance with Section 15 hereof. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated. Further, a Notice of Termination for Cause is required to include a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire membership of the Board at a meeting of the Board which was called and held for the purpose of considering such termination (after reasonable notice to the Executive and an opportunity for the Executive, together with the Executive's counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, the Executive was guilty of conduct set forth in clause (i) or (ii) of the definition of Cause herein, and specifying the particulars thereof in detail.

                  11.2  Date of Termination.  "Date of
Termination", with respect to any purported termination of the Executive's employment during the Term of this Agreement (or prior to the end of the Change-in-Control Protective Period, if a Change-in-Control shall have occurred), shall mean (i) if the Executive's employment is terminated by his death, the date of his death, (ii) if the Executive's employment is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that the Executive shall not have returned to the full-time performance of the Executive's duties during such thirty
(30) day period), and (iii) if the Executive's employment is terminated for any other reason, the date specified in the Notice of Termination (which, in the case of a termination by Energy East, shall not be less than thirty (30) days (except in the case of a termination for Cause) and, in the case of a termination by the Executive, shall not be less than fifteen (15) days nor more than sixty (60) days, respectively, from the date such Notice of Termination is given).

         12. No Mitigation. Energy East and the Company agree that, if the Executive's employment hereunder is terminated during the Term (or, if later, prior to the end of the Change-in-Control Protective Period), the Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by Energy East or the Company hereunder. Further, the amount of any payment or benefit provided for hereunder (other than pursuant to Section 10.1(D) hereof) shall not be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to Energy East or the Company, or otherwise.

         13.         Confidentiality and Noncompetition.

                  13.1 The Executive will not, during or after the Term, disclose to any entity or person any information which is treated as confidential by Energy East or the Company and to which the Executive gains access by reason of his position as an employee or director of Energy East or the Company.

                  13.2 If, at any time prior to the end of the Term (or, if later, the end of the Change-in-Control Protective Period), the Executive terminates his own employment without Good Reason (and not in connection with his Disability, Retirement or death) or Energy East terminates his employment with Cause, then for a twelve-month period immediately following his Date of Termination, the Executive shall not, except as permitted by Energy East upon its prior written consent, enter, directly or indirectly, into the employ of or render or engage in, directly or indirectly, any services to any person, firm or corporation within the "Restricted Territory," which is a major competitor of Energy East or the Company with respect to products which Energy East or the Company are then producing or services Energy East or the Company are then providing (a "Competitor"). However, it shall not be a violation of the immediately preceding sentence for the Executive to be employed by, or render services to, a Competitor, if the Executive renders those services only in lines of business of the Competitor which are not directly competitive with the primary lines of business of Energy East or the Company or are outside of the Restricted Territory. For purposes of this
Section 13.2, the "Restricted Territory" shall be the states of Maryland, New Jersey, New York and Pennsylvania.

                  If, at any time following a Change-in-Control, or a Potential Change-in-Control under the circumstances described in the second sentence of Section 10.1 hereof, and prior to the end of the Term (or, if later, the end of the Change-in-Control Protective Period), the Executive terminates his own employment with Good Reason (and not in connection with his Disability or Retirement) or Energy East terminates his employment without Cause, then for a twelve month period immediately following his Date of Termination, the Executive shall not enter into the employ of any person, firm or corporation or any affiliate thereof (as such term is defined in Rule 12b-2 of the Exchange Act) that caused the Change-in-Control, or the Potential Change-in-Control under the circumstances described in the second sentence of Section 10.1 hereof.

         14.         Successors; Binding Agreement.

                  14.1 In addition to any obligations imposed by law upon any successor to Energy East or the Company, Energy East and the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Energy East or the Company, as the case may be, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Energy East and the Company would be required to perform it if no such succession had taken place. Failure of Energy East or the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from Energy East and the Company in the same amount and on the same terms as the Executive would be entitled to hereunder if the Executive were to terminate the Executive's employment for Good Reason after a Change-in-Control, except that, for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination.

                  14.2 This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive shall die while any amount would still be payable to the Executive hereunder (other than amounts which, by their terms, terminate upon the death of the Executive) if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of the Executive's estate.

         15. Notices. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon actual receipt:

                        To Energy East:

                        Energy East Corporation
                        Post Office Box 1196
                        Stamford, Connecticut 06904-1196
                        Attention:  Corporate Secretary

                        To the Company:

                        New York State Electric & Gas Corporation
                        Post Office Box 3607
                        Binghamton, NY 13902-3607
                        Attention:  Corporate Secretary

                        To the Executive:

                        Michael I. German
                        8 Meadowood Lane
                        Binghamton, NY 13901

         16.         Miscellaneous.

                  16.1  No provision of this Agreement may be
modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officers as may be specifically designated by the Board and the NYSEG Board, respectively. No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by any party which are not expressly set forth in this Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto; and any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and cancelled. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York. All references to sections of the Exchange Act or the Code shall be deemed also to refer to any successor provisions to such sections. There shall be withheld from any payments provided for hereunder any amounts required to be withheld under federal, state or local law and any additional withholding amounts to which the Executive has agreed. The obligations under this Agreement of Energy East, the Company or the Executive which by their nature and terms require satisfaction after the end of the Term (or after the end of the Change-in-Control Protective Period) shall survive such event and shall remain binding upon such party.

                  16.2  Notwithstanding any provision of this
Agreement to the contrary, Energy East and the Company shall be jointly and severally liable to the Executive and his personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees or legatees for all payment obligations under this Agreement.

         17.         Validity.  The invalidity or
unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

         18.         Counterparts.  This Agreement may be
executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

         19. Settlement of Disputes; Arbitration. All claims by the Executive for benefits under this Agreement shall be directed to and determined by the Board and shall be in writing. Any denial by the Board of a claim for benefits under this Agreement shall be delivered to the Executive in writing and shall set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon. The Board shall afford a reasonable opportunity to the Executive for a review of the decision denying a claim and shall further allow the Executive to appeal to the Board a decision of the Board within sixty (60) days after notification by the Board that the Executive's claim has been denied. To the extent permitted by applicable law, any further dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in New York, New York in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction.

         20.         Definitions.  For purposes of this
Agreement, the following terms shall have the meaning indicated below:

                  (A)         "Base Salary" shall have the
meaning stated in Section 5.1 hereof.

                  (B)         "Beneficial Owner" shall have the
meaning defined in Rule 13-d-3 under the Exchange Act.

                  (C)         "Board" shall mean the Board of
Directors of Energy East.

                  (D) "Cause" for termination by Energy East of the Executive's employment, for purposes of this Agreement, shall mean (i) the willful and continued failure by the Executive to substantially perform the Executive's duties with Energy East and the Company (other than any such failure resulting from the Executive's incapacity due to physical or mental illness or any such actual or anticipated failure after the issuance of a Notice of Termination for Good Reason by the Executive pursuant to Section 11.1) after a written demand for substantial performance is delivered to the Executive by the Board, which demand specifically identifies the manner in which the Board believes that the Executive has not substantially performed the Executive's duties, or (ii) the willful engaging by the Executive in conduct which is demonstrably and materially injurious to Energy East or its subsidiaries, monetarily or otherwise. For purposes of clauses (i) and (ii) of this definition, no act, or failure to act, on the Executive's part shall be deemed "willful" unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive's act, or failure to act, was in the best interest of Energy East.

                  (E) A "Change-in-Control" shall be deemed to have occurred if the conditions set forth in any one of the following paragraphs shall have been satisfied during the Term:

                   (I) any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of Energy East (not including in the securities beneficially owned by such Person any securities acquired directly from Energy East or its affiliates) representing 25% or more of the combined voting power of Energy East's then outstanding securities; or

                   (II)  during any period of two consecutive
          years (not including any period prior to the date of this Agreement), individuals who at the beginning of such period constitute the Board and any new director (other than a director designated by a Person who has entered into an agreement with Energy East to effect a transaction described in paragraph (I), (III) or (IV) of this Change-in-Control definition or a director whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitations of proxies or consents by or on behalf of a Person other than the Board) whose election by the Board or nomination for election by Energy East's stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

                   (III) the shareholders of Energy East approve a merger or consolidation of Energy East with any other corporation, other than (i) a merger or consolidation which would result in the voting securities of Energy East outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of Energy East or any of its subsidiaries, at least 75% of the combined voting power of the voting securities of Energy East or such surviving entity outstanding immediately after such merger or consolidation, or (ii) a merger or consolidation effected to implement a recapitalization of Energy East (or similar transaction) in which no Person acquires more than 50% of the combined voting power of Energy East's then outstanding securities; or

                   (IV)  the shareholders of Energy East approve
          a plan of complete liquidation of Energy East or an agreement for the sale or disposition by Energy East of all or substantially all Energy East's assets.

                  (F)  "Change-in-Control Protective Period"
shall mean the period from the occurrence of a Change-in-Control until the later of (i) the second anniversary of such Change-in-Control or, (ii) the sixtieth day after the Executive becomes sixty years of age.

                  (G)  "Code" shall mean the Internal Revenue
Code of 1986, as amended from time to time.

                  (H)  "Company" shall mean New York State
Electric & Gas Corporation and any successor to its business and/or assets which assumes and agrees to perform this Agreement by operation of law, or otherwise.

                  (I)  "Date of Termination" shall have the
meaning stated in Section 11.2 hereof.

                  (J)  "Disability" shall be deemed the reason
for the termination by Energy East of the Executive's employment, if, as a result of the Executive's incapacity due to physical or mental illness, the Executive shall have been absent from the full-time performance of the Executive's duties with Energy East and the Company for the maximum number of months applicable to the Executive under the Company's Disability Policy for Salaried Employees (or any successor policy) (but in no event for less than six (6) consecutive months), Energy East shall have given the Executive a Notice of Termination for Disability, and, within thirty (30) days after such Notice of Termination is given, the Executive shall not have returned to the full-time performance of the Executive's duties.

                  (K)  "Exchange Act" shall mean the Securities
Exchange Act of 1934, as amended from time to time.

                  (L) "Excise Tax" shall have the meaning stated in Section 10.2(A) hereof.

                  (M)  "Executive" shall mean the individual
named in the first paragraph of this Agreement.

                  (N)  "Good Reason" for termination by the
Executive of the Executive's employment shall mean the occurrence (without the Executive's express written consent) after any Change-in-Control, or after any Potential Change-in-Control under the circumstances described in the second sentence of Section
10.1 hereof (treating all references in paragraphs (I) through (VIII) below to a "Change-in-Control" as references to a "Potential Change-in-Control), of any one of the following acts by Energy East or the Company, or failures by Energy East or the Company to act:

                   (I)  the assignment to the Executive of any
          duties inconsistent with the Executive's status as an executive officer of Energy East or the Company or a substantial alteration in the nature or status of the Executive's responsibilities from those in effect immediately prior to the Change-in-Control (including, without limitation, any such alteration attributable to the fact that Energy East or the Company may no longer be a public company);

                   (II)  a reduction by Energy East or the
          Company in the Executive's annual base salary as in effect on the date hereof or as the same may be increased from time to time;

                   (III)  the relocation of Energy East's
          Stamford, Connecticut executive offices to a location more than fifty (50) miles from the location of such offices immediately prior to the Change-in-Control or Energy East's or the Company's requiring the Executive to be based anywhere other than Energy East's Stamford, Connecticut executive offices or the Company's principal executive offices except for required travel on Energy East's or the Company's business to an extent substantially consistent with the Executive's present business travel obligations;

                   (IV)  the failure by Energy East or the
          Company, without the Executive's consent, to pay to the Executive any portion of the Executive's current compensation, or to pay to the Executive any portion of an installment of deferred compensation under any deferred compensation program of Energy East or the Company, within seven (7) days of the date such compensation is due;

                   (V) the failure by Energy East or the Company to continue in effect any compensation plan in which the Executive participates immediately prior to the Change-in-Control which is material to the Executive's total compensation, including but not limited to the Company's Annual Executive Incentive Plan, Long Term Executive Incentive Share Plan, and Supplemental Executive Retirement Plan, or any substitute plans adopted prior to the Change-in-Control, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by Energy East or the Company to continue the Executive's participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of the Executive's participation relative to other participants, as existed at the time of the Change-in-Control;

                   (VI)  the failure by Energy East or the
          Company to continue to provide the Executive with benefits substantially similar to those enjoyed by the Executive under any of Energy East's or the Company's pension, life insurance, medical, health and accident, or disability plans in which the Executive was participating at the time of the Change-in-Control, the taking of any action by Energy East or the Company which would directly or indirectly materially reduce any of such benefits or deprive the Executive of any material fringe benefit enjoyed by the Executive at the time of the Change-in-Control, or the failure by Energy East or the Company to provide the Executive with the number of paid vacation days to which the Executive is entitled to under Section 5.4 hereof, or the failure by the Company to provide the Executive with the benefit it agreed to provide pursuant to the second paragraph of Section 5.2 hereof;

                   (VII) any purported termination of the
          Executive's employment which is not effected pursuant to a Notice of Termination satisfying the requirements of Section 11.1; for purposes of this Agreement, no such purported termination shall be effective; or

                   (VIII) the failure of the Board to validly terminate a merger or consolidation described in
          Section 20(E)(III) hereof within sixty days after shareholder approval of such merger or consolidation that provides for the election or appointment of a successor to Wesley W. von Schack as Chairman or Chief Executive Officer of Energy East.

                  The Executive's right to terminate the
Executive's employment for Good Reason shall not be affected by the Executive's incapacity due to physical or mental illness.
The Executive's continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder.

                  (O) "Gross-Up Payment" shall have the meaning stated in Section 10.2(A) hereof.

                  (P)  "Notice of Termination" shall have the
meaning stated in Section 11.1 hereof.

                  (Q)  "Person" shall have the meaning given in
Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof; however, a Person shall not include (i) Energy East or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of Energy East or any of its subsidiaries, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of Energy East in substantially the same proportions as their ownership of stock of Energy East.

                  (R)  "Potential Change-in-Control" shall be
deemed to have occurred if the conditions set forth in any one of the following paragraphs shall have been satisfied during the
Term:

                   (I) Energy East enters into an agreement, the consummation of which would result in the occurrence of a Change-in-Control;

                   (II)  Energy East or any Person publicly
          announces an intention to take or to consider taking actions which, if consummated, would constitute a Change-in-Control;

                   (III) any Person (x) is or becomes the
          Beneficial Owner, directly or indirectly, (y) discloses directly or indirectly to Energy East (or publicly) a plan or intention to become the Beneficial Owner, directly or indirectly, or (z) makes a filing under the Hart-Scott-Rodino Anti-Trust Improvements Act of 1976, as amended, with respect to securities to become the Beneficial Owner, directly or indirectly, of securities of Energy East representing 9.9% or more of the combined voting power of Energy East's then outstanding securities; or

                   (IV)  the Board adopts a resolution to the
          effect that, for purposes of this Agreement, a Potential Change-in-Control has occurred.

                  (S)  "Retirement" shall be deemed the reason
for the termination by Energy East or the Executive of the Executive's employment if such employment is terminated in accordance with Energy East's retirement policy, not including early retirement, generally applicable to its salaried employees, as in effect immediately prior to the Change-in-Control, or in accordance with any retirement arrangement established with the Executive's consent with respect to the Executive.

                  (T)  "Retires" shall, for purposes of the
second paragraph of Section 5.2 hereof, refer to the termination of the Executive's employment in accordance with the Company's retirement policy, not including early retirement (except that, on July 13, 2010, and thereafter, the Executive shall be deemed to have satisfied any normal retirement age requirement of that retirement policy), generally applicable from time to time to its salaried employees, or in accordance with any retirement arrangement established with the Executive's consent with respect to the Executive.

                  (U)         "Severance Payments" shall mean
those payments described in Section 10.1 hereof.

                  (V)  "Term" shall have the meaning stated in
Section 3 hereof.

                  (W)  "Energy East" shall mean Energy East
Corporation and any successor to its business and/or assets which assumes and agrees to perform this Agreement by operation of law, or otherwise (except in determining, under Section 20(E) hereof, whether or not any Change-in-Control of Energy East has occurred in connection with such succession).

                  (X)  "NYSEG Board" shall mean the Board of
Directors of the Company.

         IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.


                                 ENERGY EAST CORPORATION


                                 By: /S/ Wesley W. von Schack
                                     Wesley W. von Schack
                                     Chairman, President and
                                     Chief Executive Officer


                                 NEW YORK STATE ELECTRIC &
                                 GAS CORPORATION

                                 By: /S/ Daniel W. Farley
                                     Name:
                                     Title:


                                     /S/ Michael I. German
                                     MICHAEL I. GERMAN


F:\ATTY\BLUM\EEC\EMPLOMIG.WP